Exhibit 15.1

November 4, 2009

Merck & Co., Inc.

One Merck Drive

Whitehouse Station, New Jersey 08889-0100

To the Board of Directors and Shareholders of Merck & Co., Inc.

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Schering-Plough Corporation and subsidiaries for the three-month periods ended March 31, 2009 and 2008, and have issued our report dated May 1, 2009 (which report includes an explanatory paragraph relating to the impact of the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (“SFAS No. 158”), and Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN No. 48”) on the December 31, 2008 balance sheet), for the three- and six-month periods ended June 30, 2009 and 2008, and have issued our report dated July 24, 2009 (which report includes an explanatory paragraph relating to the impact of the adoption of SFAS No. 158 and FIN No. 48 on the December 31, 2008 balance sheet), and for the three- and nine-month periods ended September 30, 2009 and 2008, and have issued our report dated October 29, 2009 (which report includes an explanatory paragraph relating to the impact of the adoption of SFAS No. 158 and FIN No. 48 on the December 31, 2008 balance sheet). As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009, and September 30, 2009, are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/    DELOITTE & TOUCHE LLP

Parsippany, New Jersey